Exhibit 5.01

March 11, 2009

South Carolina Electric & Gas Company
1426 Main Street
Columbia, South Carolina 29201

Ladies and Gentlemen:

            I am Senior Vice President and General Counsel of South Carolina Electric & Gas Company (the "Company") and have acted as counsel to the Company in connection with the Registration Statement on Form S-3, as amended (Registration Statement No. 333-145208-01) (as so amended, the "Registration Statement"), as it relates to the Company's proposed issuance and sale of $175,000,000 aggregate principal amount of its First Mortgage Bonds, 6.05% Series due January 15, 2038 (the "Bonds").  In connection with the delivery of this opinion, I have examined originals or copies of (a) the Restated Articles of Incorporation and Bylaws of the Company, in each case as amended to date; (b) the Registration Statement (including the prospectus forming a part thereof with respect to the offering of the Bonds) and the exhibits thereto; (c) certain resolutions adopted by the Board of Directors of the Company; (d) the Indenture dated as of April 1, 1993, made by the Company to The Bank of New York (as successor to NationsBank of Georgia, National Association), as trustee (the “Trustee”), as heretofore supplemented (as supplemented, the "Indenture"), incorporated by reference in the Registration Statement, pursuant to which the Bonds are issued; and (e) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as I have considered necessary.  I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

          Based on the foregoing, I am of the opinion that, when the Bonds have been executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture, the Bonds will be duly authorized and will constitute legal, valid and binding obligations of the Company, subject as to enforceability to applicable bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors' rights generally and general equitable principles.

          I am licensed to practice law only in the State of South Carolina and in rendering this opinion I am opining only to the federal laws of the United States and the laws of the State of South Carolina.  I express no opinion as to the laws of any jurisdiction other than the laws of the State of South Carolina and the federal laws of the United States.  I express no opinion as to whether, to the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Indenture.  Because the governing law provision of the Indenture may relate to the law of a jurisdiction as to which I express no opinion, the opinion set forth in paragraph 1 herein is given as if the law of the State of South Carolina governs such document.

            I hereby consent to filing of this opinion with the Registration Statement and to the use of my name under the captions "Legal Matters" and "Validity of the Securities" in the aforesaid prospectus and Registration Statement.

Sincerely,

/s/Francis P. Mood
Francis P. Mood, Jr., Esq.
Senior Vice President and General Counsel